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                                                                    EXHIBIT 11.2

             COMPUTATION OF FULLY DILUTED EARNINGS PER COMMON SHARE

                      (in millions, except per share data)

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


                                                           Three months         Six months
                                                         ended June 30,     ended June 30,
                                                                   1997               1997
                                                                   ----               ----

Historical Computation/(1)/
Net income available for common stock..................           $22.0              $43.0
Weighted average number of common shares outstanding...            56.7               56.1
Additional shares assuming conversion or exercise of
  stock options and stock purchase plan subscriptions..             1.2                1.1
                                                                  -----              -----

Average common shares outstanding......................            57.9               57.2
Fully diluted net income per common share..............           $0.38              $0.75
                                                                  =====              =====

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/(1)/Historical computation of fully diluted earnings per common share for the three and six months ended June 30, 1996 is not considered meaningful as Allegiance was not a public company during such historical periods.